EXHIBIT 99.1

BUILDING 'ROOFTOP' AND REMOTE AREA WIND TURBINE
AND POWER SYSTEM INTRODUCED BY MCKENZIE BAY

BRIGHTON, Michigan - July 9, 2003 - McKenzie Bay International Ltd. (OTC: MKBY.PK) today announced its DERMOND, INC subsidiary has begun marketing its first two commercial products: WindStorsm, a renewable electricity generation and storage system, and the DERMOND Wind Turbine "DWT" for building rooftop and off-grid, remote access, markets.

WindStor, a 'turnkey' wind-power system that incorporates a DWT and a Vanadium-based battery by means of a proprietary system integrator, is designed to provide onsite-generated power for commercial buildings, multistory residential dwellings, light industrial users, businesses, and off-grid users in remote areas of the world. WindStor provides an uninterruptible power supply that is also suitable for peak shaving and load leveling applications.

DWTs are ideal for rooftop applications because their blades rotate around the mast allowing them to operate in areas of frequently changing wind directions. DWTs offer greater safety as the blades are securely attached at four points (both ends plus safety harnesses) with kill switches to instantly shut down blade rotation to prevent blade separation from DWTs. Typical horizontal axis turbines resembling an airplane propeller blade have difficulty in performing on rooftops, prone to frequently changing wind directions, and have only a single blade attachment.

WindStor batteries utilize Vanadium, a rare metal that the Company's Lac Doré operation is planning to mine and purify. Purified Vanadium offers a number of unique characteristics that make it a desirable element in emerging electricity storage devices. McKenzie Bay's proprietary purification process also significantly reduces the cost of high-purity Vanadium, making it more commercially viable than in the past.

The Michigan based energy-solutions company said it expects to launch commercial production of DWTs and WindStor systems that can be leased or purchased in 2004. McKenzie Bay said it developed the new WindStor system with the objective of becoming an emerging solutions provider in the growing multi-billion dollar global market for alternative energy sources.

"Our investments in technology and strategy of vertical integration have allowed us to develop a cost-effective renewable energy system for building rooftop markets as well as remote areas that don't have access to the grid," said Gary Westerholm, chairman and president of McKenzie Bay. "Our strategy of leasing systems should allow the user to aggressively manage electricity costs at fixed rates over the life of lease while overcoming the primary objection that many people have when it comes to clean, alternative energy: high-cost, capital intensive, power."

McKenzie Bay said it would initially target North American commercial buildings. As per information available from the Energy Information Administration of the US Department of Energy, a 1999 Commercial Building Consumption Survey Energy indicated there were 4,395,000 commercial buildings in the USA that spent $66.424 billion consuming 908 billion kWh of electricity. Multiple DWT units are possible per building. The DOE forecasts commercial energy use to grow at about the same rate as commercial floor space by 1.6% per year between 2001 and 2025.

The Company said it would simultaneously target multistory residential dwellings, light industrial rate users, other businesses and off-grid users. A 1997 Energy Information Administration report indicated multistory USA residential buildings for 21.4 million households spent $8.84 billion consuming 100 billion kWh. Off-grid users include thousands of islands and remote areas worldwide such as North America arctic regions of Canada and Alaska.

Over the next few months, DERMOND plans to install three 100 kW demonstration units in North America to showcase its patent-pending wind turbine technology improvements. Two of the three installations are designed to feature a WindStor system incorporating a Vanadium battery.

"Wind is the world's fastest-growing energy source and we are confident that the demonstration units will yield increased interest in our unique technology-and-service package," Westerholm said. "To date, we have already received inquiries from a Northern Canadian power company and other potential customers in the U.S. that could represent a significant number of orders for WindStor systems and DWTs. Additionally, potential customers have shown a strong interest in our DWT as a standalone product, reflecting the growing global interest in wind power as a clean - green - energy source."

Global wind power capacity has quadrupled over the past five years, growing from 7,600 megawatts (MW) in 1997 to more than 31,000 MW at the end of 2002, according to industry estimates. Wind power technology worth an estimated $7.3 billion was installed globally in 2002; enough to power 7.5 million average American homes, according to a joint report by the American Wind Energy Association and the European Wind Energy Association.

Westerholm concluded: "WindStor is the culmination of several years of development and significant investment, but it is merely a first step. As we begin the commercial launch of this product, we are also accelerating the development of associated technologies that will make Vanadium-based alternative energy storage devices economically attractive solutions for small-scale and large-scale projects."

About McKenzie Bay International, Ltd.

McKenzie Bay International Ltd. (www.mckenziebay.com), a development stage company, is developing and preparing to commercialize alternative energy solutions based on emerging Vanadium electricity storage devices and wind power generation systems. The Company has two primary operating subsidiaries: McKenzie Bay Resources Ltd, a mining and refining company that is developing the Lac Doré Vanadium-Titanium deposit located in Chibougamau, Quebec, Canada; and DERMOND, INC, which markets wind power turbines and related systems.

Information contacts: Richard Kaiser 800-631-8127 (001-757-306-6090) - Website: mckenziebay.com - Email: info@mckenziebay.com

This information statement contains statements that are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as 'estimates,' 'anticipates,' 'plans,' 'believes,' 'projects,' 'expects,' 'intends,' 'predicts,' 'future,' 'may,' 'potential,' 'contemplates,' 'will,' 'should,' 'could,' 'would' or the negative of such terms or other comparable terminology. These statements relate to the Company's future operations and financial performance or other future events. These statements are only predictions and not guarantees of future success. Many of the forward-looking statements are based on assumptions about future events that may prove inaccurate. Actual events, results, performance or achievements may differ materially from the events, results, performance or achievements discussed in the forward-looking statements. These differences may result from a variety of factors, including the following: lack of operating history; unavailability of future equity infusions and other financing alternatives; failure or delays in further developing proprietary processes or effectively commercializing such processes; dependence on the success of the pilot production facility and, ultimately, Lac Doré; inability to develop new products entering the energy storage market; failure of the high-purity vanadium market to materialize; failure to obtain required governmental approvals regarding Lac Doré; and concentration of ownership of the Company's common stock by directors and officers. These and other factors that may emerge could cause decisions to differ materially from current expectations. McKenzie Bay undertakes no obligation to revise, update or clarify forward-looking statements to reflect events or conditions after the date of this information statement.